Exhibit 99.1

FOR IMMEDIATE RELEASE

AvalonBay Communities and Equity Residential Announce Merger of Equals, Creating One of the Country's Leading Real Estate Companies

Creating a new and fundamentally stronger company with the differentiated scale, capabilities, and balance sheet strength to enhance the resident experience, redefine leadership in rental housing, and deliver structurally superior earnings growth and value creation for shareholders.

Transaction Highlights

•	Creates the preeminent multifamily real estate company with a pro forma equity market capitalization of approximately $52 billion and an enterprise value of approximately $69 billion, with more than 180,000 rental apartments

•	Enhances the resident experience and expands margins by scaling proven operational innovations across a larger portfolio — through technology, centralized services, and leading regional teams — driving incremental Net Operating Income across existing assets and higher returns on new investments

•	Accretive to both AvalonBay and Equity Residential shareholders,[1] generating $175 million of gross synergies and $125 million of net synergies after real estate tax reassessments, creating one of the most efficient operators in the industry

•	Combined $2 billion of annual cash flow and self-funding capacity to deploy across multiple channels of growth, utilizing operational scale and customer insights to allocate capital to the strongest risk-adjusted returns

•	Expands investment opportunities and solidifies the combined company as one of the country's leading creators of new rental housing, with $4.4 billion and 10,800 apartments under construction, serving as a continued driver of earnings growth and value for shareholders

•	Stronger internal and external growth should lead to an enduring cost of capital advantage that facilitates further accretive investment opportunities

•	Delivers an initial annualized dividend of $2.81per share, equivalent to Equity Residential's existing dividend per share and higher than AvalonBay's current dividend yield

•	Commits to expanding housing supply and reaffirms commitment to affordable housing through new and expanded initiatives, including providing direct capital to nonprofit developers and an affordable preservation program

1 Based on the midpoint of AVB and EQR’s 2026 guidance on a full run-rate basis. Subject to final accounting adjustments.

CHICAGO, IL & ARLINGTON, VA — (BUSINESS WIRE) — Equity Residential (NYSE: EQR) and AvalonBay Communities, Inc. (NYSE: AVB) today announced a definitive agreement to combine in an all-stock merger of equals creating one of the country's leading real estate companies with the differentiated scale, capabilities, and balance sheet strength to expand margins, accelerate growth, and redefine leadership in rental housing. The new company will have a pro forma equity market capitalization of approximately $52 billion and a total enterprise value of approximately $69 billion, with more than 180,000 rental apartments.

Benjamin Schall, Chief Executive Officer and President of AvalonBay Communities, said, "This combination creates a new and fundamentally stronger company with differentiated capabilities that will drive structurally superior cash flow generation, earnings and dividend growth, and value for shareholders. As one of the country’s leading developers of new apartments across our regions, we will directly increase the supply of both market rate and affordable housing. Drawing on the foundational strengths and industry-leading teams across both of our organizations, our ambition is to redefine leadership in rental housing for the benefit of residents, associates, and shareholders.”

“We are excited to partner with AvalonBay to continue Equity Residential’s history of relentlessly seeking opportunities to create value for shareholders,” said Mark J. Parrell, Equity Residential’s President and CEO. “The combined company’s investors will benefit from accelerated growth from increased investment in operational innovation; a larger, self-funded development platform; and the variety of other value creation opportunities that world class scale affords. This, together with our similar cultures that prioritize exceeding the expectations of our employees and residents, positions the combined company to create exceptional value for its shareholders, customers and employees.”

“This is a transformative event in the apartment industry that will create long-term value for shareholders. By combining the two premier companies in the sector, we create a company with the size and scale to be a leading operator in the space as well as a major creator of new rental housing,” said Steve Sterrett, Board Chair of the new entity and former long-time Chief Financial Officer of Simon Property Group. "Having spent decades helping build and lead one of the country's great real estate companies, I have a deep appreciation for what it takes to create enduring value in this industry, and I think the future prospects of this enterprise are tremendous.”

Strategic Rationale

Leading Operating Platform

•	Tech-Enabled Efficiency: Combined investments in AI, automation, and centralized services, coupled with increased portfolio scale, to drive margin expansion and enhance the resident experience

•	Data-Driven Insights: Unmatched scale to create a rich data ecosystem to optimize operational and portfolio allocation decisions

•	Proximity Benefits: Further unlocks neighborhood-based operations and centralized services, reducing cost-to-serve and increasing Net Operating Income

•	Resident-Centered Operations: Locally based professional teams who live and work in the markets they serve — delivering responsive, high-quality service backed by the resources and technology of a scaled organization

Leading Development Platform

•	Embedded Growth: Currently $4.4 billion under construction (10,800 apartments) across 32 communities, including over 50% with an affordable or mixed-income component

•	Accelerated Growth Engine: $4.2 billion development rights pipeline with expectation to meaningfully increase annual new development start activity

•	Community Impact: Each new development provides needed housing, supports local jobs and suppliers, and expands the property tax base for essential public services and infrastructure

Leading Capital Allocator

•	Fortress Balance Sheet: Dual A3/A- credit ratings and robust cash flow provide superior capital markets access and flexibility to pursue accretive investment opportunities

•	Self-Funded Growth: Enhanced self-funding capacity drives earnings growth and increases housing supply

•	Strategic Deployment: Disciplined capital allocation to highest risk-adjusted returns spanning development, acquisitions, and strategic investments

Leadership and Governance

The Board of Trustees will initially consist of 7 existing trustees of Equity Residential and 7 existing directors of AvalonBay. Steve Sterrett, current lead independent trustee of Equity Residential, will serve as Chairman. David Neithercut, current non-Executive Chair of Equity Residential, and Tim Naughton, current non-Executive Chairman of AvalonBay, will each serve as Trustees of the combined company.

Benjamin Schall, President and Chief Executive Officer of AvalonBay, will serve as President and Chief Executive Officer and Trustee of the combined company. Mark J. Parrell, who has served as Chief Executive Officer of Equity Residential for eight years and at the company for 27 years, will retire at the transaction close, having built Equity Residential into one of the country's premier apartment companies.

The full management team will be announced prior to closing and is expected to include substantial representation from both companies. Long-standing mutual respect between the two organizations creates a strong foundation for successful integration. Deep bench strength across both companies provides for succession planning and the ability to connect key talent with the most important strategic initiatives.

The combined company will have dual headquarters in Arlington, VA and Chicago, IL and intends to have a meaningful and ongoing presence in both locations. The company will operate under a new name to be announced at closing.

Transaction Details

Under the terms of the agreement, which has been unanimously approved by the Board of Directors of AvalonBay and the Board of Trustees of Equity Residential, AvalonBay shareholders will receive 2.793 shares of Equity Residential common stock for each share of AvalonBay common stock owned. Upon closing, AvalonBay shareholders will own approximately 51.2% and Equity Residential shareholders will own approximately 48.8% of the combined company on a fully diluted basis.

The transaction is expected to be completed in the second half of 2026, subject to shareholder approval by both AvalonBay and Equity Residential and satisfaction of other customary closing conditions.

The transaction is expected to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Dividend

The combined company expects to deliver an attractive current yield to investors through the payment of an initial expected annualized dividend of $2.81 per share, equivalent to Equity Residential's existing dividend per share and higher than AvalonBay's current dividend yield.

Both companies intend to maintain regular quarterly dividend payments through completion of the transaction.

Commitment to Residents and Communities

The combined company will own, develop, and professionally manage its communities directly, with local teams delivering a consistently high-quality experience for residents. Both companies have invested with the intention of owning communities for the long term, with ongoing reinvestment in existing properties, responsive local management, and a track record of partnership with local governments, nonprofit organizations, and community stakeholders.

Continued Commitment to Affordable Housing

The combined company will build on its existing affordable and mixed-income housing presence, currently included in 30% of its communities — representing about 7,200 affordable apartment units — and a strong track record of partnership with local and regional affordable housing developers, investors, and operators. New initiatives the combined company will pursue include an affordable housing bridge loan facility to provide predevelopment capital to nonprofit developers, expanded partnerships with nonprofit developers, and a naturally occurring affordable housing (NOAH) preservation program designed to protect long-term affordability.

Advisors

Goldman Sachs & Co LLC is serving as lead financial advisor to AvalonBay and Goodwin Procter LLP is serving as legal advisor to AvalonBay. J.P. Morgan and Wells Fargo are also serving as financial advisors to AvalonBay.

Morgan Stanley & Co. LLC and Centerview Partners LLC are serving as lead financial advisors to Equity Residential and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Equity Residential. BofA Securities is also serving as a financial advisor to Equity Residential.

Conference Call

AvalonBay and Equity Residential will host a joint investor conference call on May 21 at 8:00 am Eastern Time. A live webcast and replay will be available through the Investor Relations sections of each company's website at www.investors.avalonbay.com and www.investors.equityapartments.com. Supporting materials will be posted at www.rentingredefined.com.

About AvalonBay Communities

AvalonBay Communities, Inc. is committed to creating a better way to live. The Company, a member of the S&P 500, is an equity REIT that develops, redevelops, acquires and manages apartment communities in leading metropolitan areas in Boston, Massachusetts, the New York/New Jersey Metro area, the Mid-Atlantic, Seattle, Washington, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. As of March 31, 2026, the Company owned or held a direct or indirect ownership interest in 319 apartment communities containing 98,271 apartment homes in 11 states and the District of Columbia, of which 25 communities were under development and one community was under redevelopment. More information may be found on the Company’s website at www.avalonbay.com. For additional information, contact Matthew Grover, Senior Director of Investor Relations, at 703-317-4524.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, owns and manages 312 properties consisting of 85,211 apartment units in dynamic metro areas across the U.S. with a primary concentration in major coastal markets, diversified by a targeted presence in the high-growth metro areas of Atlanta, Austin, Dallas/Ft. Worth and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com

Media Contacts

Tara Vales
(703) 329-6300
media_relations@avalonbay.com

FGS Global

AVB-EQR@fgsglobal.com

Investor Contacts

AvalonBay Communities, Inc.

Matthew Grover

Matthew_Grover@AvalonBay.com

(703) 317-4524

Equity Residential

Marty McKenna

mmckenna@EQR.com

(312) 928-1901

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on current expectations, estimates and projections about the industry and markets in which Equity Residential and AvalonBay Communities, Inc. (“AvalonBay”) operate, as well as beliefs and assumptions of Equity Residential and AvalonBay. Words such as “anticipate,” “become,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “possible,” “predict,” “project,” “target,” “seek,” “shall,” “should,” “will,” or “would,” including variations of such words and similar expressions, are intended to identify forward-looking statements. All statements that address operating performance, events or developments that Equity Residential or AvalonBay expects or anticipates will occur in the future are forward-looking statements, including statements relating to any possible transaction between Equity Residential and AvalonBay, multifamily market conditions, development, redevelopment, acquisition or disposition activity, general conditions in the geographic areas where Equity Residential and AvalonBay operate and Equity Residential’s and AvalonBay’s respective debt, capital structure and financial position. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions and other factors that are difficult to predict and may cause the actual results to differ materially from future results expressed or implied by such forward-looking statements.

Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to: (i) the parties’ ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to Equity Residential’s and AvalonBay’s ability to obtain the required respective shareholder approval, and the parties’ ability to satisfy the other conditions to consummating the proposed transaction; (ii) the inability to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction; (iii) the risk that Equity Residential’s and AvalonBay’s businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (iv) significant transaction costs and/or unknown or inestimable liabilities; (v) potential litigation relating to the proposed transaction that could be instituted against Equity Residential, AvalonBay or their trustees, directors, managers or officers, including resulting expense or delay and the effects of any outcomes related thereto; (vi) the risk that disruptions from the proposed transaction, including diverting the attention of Equity Residential and AvalonBay management from ongoing business operations, will harm Equity Residential’s and AvalonBay’s businesses during the pendency of the proposed transaction or otherwise; (vii) certain restrictions during the pendency of the business combination that may impact Equity Residential’s and AvalonBay’s ability to pursue certain business opportunities or strategic transactions; (viii) the possibility that the business combination may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (ix) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring Equity Residential or AvalonBay to pay a termination fee; (x) the effect of the announcement of the proposed transaction on the ability of Equity Residential and AvalonBay to operate their respective businesses and retain and hire key personnel, and to maintain favorable business relationships; (xi) risks related to the market value of Equity Residential common shares to be issued in the proposed transaction; (xii) other risks related to the completion of the proposed transaction and actions related thereto; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the business combination or otherwise that could affect Equity Residential’s or AvalonBay’s financial performance; (xiv) other risks related to the completion of the proposed transaction and actions related thereto; (xv) legislative, regulatory and economic developments, including the level of new multifamily communities construction and development, government regulations and competition; (xvi) unpredictability and severity of local, regional, national and international economic, political and catastrophic climates, conditions and events, including but not limited to acts of terrorism, outbreaks of war or hostilities or pandemics, as well as management’s response to any of the aforementioned factors; (xvii) changes in global financial markets, interest rates and foreign currency exchange rates; (xviii) increased or unanticipated competition affecting Equity Residential’s and AvalonBay’s properties; (xix) risks associated with acquisitions, dispositions, development and redevelopment of properties; (xx) increased costs of labor and construction material; (xxi) maintenance of Real Estate Investment Trust status, tax structuring and changes in income tax laws and rates; (xxii) environmental uncertainties, including risks of natural disasters; (xxiii) those risks and uncertainties set forth in Equity Residential’s and AvalonBay’s Annual Reports on Form 10-K for the year ended December 31, 2025 under the headings “Forward-Looking Statements” and “Risk Factors,” as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by Equity Residential or AvalonBay, as the case may be, with the Securities and Exchange Commission (the “SEC”) from time to time, which are available via the SEC’s website at www.sec.gov; and (xxiv) those risks that will be described in the Registration Statement and Joint Proxy Statement/Prospectus (each as defined below) that will be filed with the SEC in connection with the proposed transaction and available from the sources indicated below. There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. Forward-looking statements relate only to events as of the date on which the statements are made. Neither Equity Residential nor AvalonBay undertakes any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if Equity Residential’s and AvalonBay’s underlying assumptions prove to be incorrect, Equity Residential’s, AvalonBay’s and the combined company’s actual results may vary materially from what Equity Residential or AvalonBay may have expressed or implied by these forward-looking statements. Equity Residential and AvalonBay caution not to place undue reliance on any of Equity Residential’s or AvalonBay’s forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect Equity Residential or AvalonBay.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to, and shall not, constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Additional Information and Where to Find It

In connection with the proposed transaction between Equity Residential and AvalonBay, Equity Residential intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of Equity Residential and AvalonBay that also constitutes a prospectus of Equity Residential (the “Joint Proxy Statement/Prospectus”). A definitive Joint Proxy Statement/Prospectus will be mailed to Equity Residential’s shareholders and AvalonBay’s stockholders seeking their respective approval of the proposed transaction and other related matters. Each of Equity Residential and AvalonBay may also file other relevant documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Registration Statement, Joint Proxy Statement/Prospectus or any other document that Equity Residential or AvalonBay (as applicable) may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF Equity Residential AND AvalonBay ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when they become available) and other documents filed with the SEC by Equity Residential and AvalonBay, which contain important information, through the website maintained by the SEC at www.sec.gov. The documents filed by Equity Residential with the SEC may be obtained free of charge by accessing “Filings – SEC Filings” in the “Investor” section of Equity Residential’s website at www.equityapartments.com, by writing to Equity Residential – Investor Relations, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, by telephone at 1-888-879-6356 or by email at investorrelations@eqr.com. The documents filed by AvalonBay with the SEC may be obtained free of charge by accessing the “Investors” section of AvalonBay’s website at www.avalonbay.com or by writing to AvalonBay, 4040 Wilson Blvd., Suite 1000, Arlington, Virginia 22203, Attention: Corporate Secretary (Legal Department) or by email at investor_relations@avalonbay.com.

Participants in the Solicitation

Equity Residential, AvalonBay, and certain of their respective trustees, directors and executive officers may be deemed to be participants in the solicitation of proxies from Equity Residential’s and AvalonBay’s shareholders in respect of the proposed transaction. Information about the directors and executive officers of AvalonBay, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in AvalonBay’s proxy statement for its 2026 Annual Meeting of Stockholders under the headings “Director Nominees,” “Transactions with Related Persons, Promoters and Certain Control Persons,” “Director Compensation,” “Director Compensation Table,” “Compensation Discussion and Analysis,” “Executive Compensation Tables” and “Officers, Stock Ownership and Other Information,” which was filed with the SEC on April 6, 2026, and in AvalonBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 27, 2026. Information about the trustees and executive officers of Equity Residential, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Equity Residential’s proxy statement for its 2026 Annual Meeting of Shareholders under the headings “Biographical Information and Qualifications of Trustees,” “Biographical Information of Executives,” “Common Share Ownership of Trustees and Executives,” “Compensation Discussion and Analysis,” “Executive Compensation” and “Trustee Compensation,” which was filed with the SEC on April 14, 2026, and in Equity Residential’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 13, 2026. To the extent holdings of Equity Residential’s securities by its trustees or executive officers have changed since the amounts set forth in Equity Residential’s definitive proxy statement for its 2026 Annual Meeting of Shareholders or the holdings of AvalonBay’s securities by its directors or executive officers have changed since the amounts set forth in AvalonBay’s definitive proxy statement for its 2026 Annual Meeting of Stockholders, such changes have been or will be reflected on an Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5, in each case filed with the SEC and available on the SEC’s website at www.sec.gov. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Registration Statement, the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors and security holders should read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they become available before making any voting or investment decisions. Investors may obtain free copies of these documents from Equity Residential or AvalonBay using the sources indicated above.